UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported)
February 19, 2016

Douglas Emmett, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-33106	20-3073047
(State or other jurisdiction of incorporation)	Commission file number	(I.R.S. Employer identification No.)

808 Wilshire Boulevard, Suite 200, Santa Monica, California 90401
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (310) 255-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Current Report on Form 8-K/A of Douglas Emmett, Inc. (the “Company”) amends and restates the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 22, 2016 (the “Original Filing”), to provide the press release described under Item 9.01 below, which was inadvertently omitted from the Original Filing, and to provide information regarding Dr. Feinberg’s appointment as a member of a committee of the board of directors (the “Board”) and information on his director compensation.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 19, 2016, the Board of the Company elected Dr. David T. Feinberg as a director, to serve for a term ending as of the 2016 annual meeting of stockholders, and appointed Dr. Feinberg to the compensation committee of the Board. Dr. Feinberg was previously a director of the Company from 2011 to 2015.

Since 2015, Dr. Feinberg has been the president and chief executive officer of Geisinger Health System. From 2007 until 2015, Dr. Feinberg served as the chief executive officer of the UCLA Hospital System and Associate Vice Chancellor of UCLA Health Sciences. He was also a Clinical Professor of Psychiatry at UCLA’s David Geffen School of Medicine, and held other positions at UCLA and its Hospital System. Dr. Feinberg holds a bachelor’s degree in economics from the University of California at Berkeley, an M.D. from the University of Health Sciences/The Chicago Medical School and a Masters of Business Administration from Pepperdine University.

In connection with his appointment, Dr. Feinberg is eligible to participate in the Company's 2006 Omnibus Stock Incentive Plan, as amended (the "Plan"), and pursuant to the compensation program for non-employee directors approved by the nominating and governance committee of the Board, Dr. Feinberg will receive an annual retainer of $180,000 payable in long term incentive plan units ("LTIPs"), under the Plan. The compensation committee granted Dr. Feinberg a number of LTIPs equal to $155,902, representing the annual retainer prorated for the period from February 19, 2016 to December 31, 2016, divided by the closing price of the Company's common stock on the New York Stock Exchange on February 19, 2016. The LTIPs vest in installments, prorated for the first quarter, on March 31, 2016, June 30, 2016, September 30, 2016, and December 31, 2016.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Press release issued by Douglas Emmett, Inc. dated February 19, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOUGLAS EMMETT, INC.
Dated:	February 25, 2016	By:	/s/ JORDAN L. KAPLAN
Jordan L. Kaplan
President and Chief Executive Officer

Exhibit 99.1

808 Wilshire Boulevard, 2nd Floor Santa Monica, California 90401	T: 310.255.7700 F: 310.255.7702

FOR IMMEDIATE RELEASE

Stuart McElhinney, Vice President - Investor Relations 310.255.7751 smcelhinney@douglasemmett.com

Dr. David T. Feinberg Elected as Director of Douglas Emmett

SANTA MONICA, California-February 19, 2016-Douglas Emmett, Inc. (NYSE: DEI), a real estate investment trust (REIT), today announced that Dr. David T. Feinberg, M.D., M.B.A., has been elected to its Board of Directors.

Dr. Feinberg previously served on Douglas Emmett’s Board of Directors between 2011 and 2015. Dr. Feinberg is the President and Chief Executive Officer of Geisinger Health System, a physician-led health system and leader in the development of innovative care models. Dr. Feinberg previously served as CEO of UCLA’s hospitals and associate vice chancellor of UCLA Health Sciences, as well as president of the UCLA Health System. He holds a bachelor’s degree in economics from the University of California at Berkeley, an M.D. from the University of Health Sciences/The Chicago Medical School and a Masters of Business Administration from Pepperdine University.

About Douglas Emmett, Inc.
Douglas Emmett, Inc. (DEI) is a fully integrated, self-administered and self-managed real estate investment trust (REIT), and one of the largest owners and operators of high-quality office and multifamily properties located in the premier coastal submarkets of Los Angeles and Honolulu.  Douglas Emmett focuses on owning and acquiring a substantial share of top-tier office properties and premier multifamily communities in neighborhoods that possess significant supply constraints, high-end executive housing and key lifestyle amenities.  For more information about Douglas Emmett, please visit our website at www.douglasemmett.com.

Safe Harbor Statement
Except for the historical facts, the statements in this press release regarding Douglas Emmett’s business activities are forward-looking statements based on the beliefs of, assumptions made by, and information currently available to us about known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results can be expected to differ from our expectations, and those differences may be material. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends. For a discussion of some of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission.

###